Ex-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 15, 2008

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware VIP Balanced Series, Delaware VIP Capital Reserves Series, Delaware VIP Cash Reserve Series, Delaware VIP Diversified Income Series, Delaware VIP Emerging Markets Series, Delaware VIP Growth Opportunities Series, Delaware VIP High Yield Series, Delaware VIP International Value Equity Series, Delaware VIP REIT Series, Delaware VIP Select Growth Series, Delaware VIP Small Cap Value Series, Delaware VIP Trend Series, Delaware VIP US Growth Series, and Delaware VIP Value Series (collectively, the “Series”), which are series of Delaware VIP Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Series’ Service Class Shares, so that such Series’ Rule 12b-1 (distribution) fees will not exceed 0.25% for the period May 1, 2008 through April 30, 2009.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
	Name:	Theodore K. Smith
	Title:	Executive Vice President
	Date:	April 15, 2008

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	April 15, 2008